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                                                                   EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of March 17th, 2000, by and between THE WACKENHUT CORPORATION, a Florida corporation, its successor or successors (the "COMPANY"), and RICHARD R. WACKENHUT (the "EXECUTIVE").

         The Executive is presently an executive officer of the Company and the parties wish to continue their employment relationship in the future on the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1.       EMPLOYMENT.

         a. RETENTION. The Company agrees to employ the Executive as Chief Executive Officer of the Company, and the Executive agrees to accept such employment and serve in such position, subject to the terms and conditions of this Agreement.

         b. EMPLOYMENT TERM. The period during which the Executive shall serve as an Executive of the Company shall commence on the date hereof and, subject to the terms and conditions set forth herein and unless sooner terminated as hereinafter provided, shall expire on the tenth anniversary of the date hereof (the "Employment Term"); provided, however, that the Employment Term shall be automatically extended for an additional one year period on each anniversary date of this Agreement, in perpetuity, such that the number of years remaining under the Employment Term as of each such anniversary date shall be ten years, unless either party shall deliver a written notice to the other party during any thirty-day period ending on any anniversary date of this Agreement advising the other party that the Employment Term shall not continue be extended for one additional year.

         c. DUTIES AND RESPONSIBILITIES. During the Employment Term, the Executive shall have such authority and responsibility and perform such duties as may be assigned to him from time to time at the direction of the Board of Directors of the Company (the "Board") and in the absence of such assignment, such duties customary to office of Chief Executive Officer as are necessary to the business and operations of the Company.

2. LOYALTY. Executive agrees that during the Employment Term, he will devote his full time and attention during regular business hours to the business and affairs of the Company. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civil or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investment so long as such activities do not significantly interfere with the performance of the Executive's duties in accordance with this Agreement.


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3.       COMPENSATION. During the Employment Term, the Company agrees to pay, and Executive agrees to accept, the amounts set forth below:

         a. BASE SALARY; BONUS. As compensation for all future services rendered by Executive in performance of his future duties or obligations under this Agreement, Company shall pay Executive an annual base salary of one million fifty thousand dollars ($1,050,000) (the "Base Salary"). Such base salary shall be increased (but not decreased) from time to time in the sole discretion of the Board or the Compensation Committee of the Board. Such base salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company's customary payroll policies in force at the time of payment, less any required or authorized withholding or payroll deductions. In addition, the Executive shall be eligible to receive, on an annual basis a bonus (the "Bonus") in such amounts and subject to such targets and incentives as set forth in the Designated Executive Officer Bonus Plan. In no event shall any such Bonus be less than thirty five percent (35%) of the Executive's Base Salary, subject to satisfaction of applicable targets and incentives.

         b. EXECUTIVE BENEFITS. In addition to receiving the Base Salary provided for in Section a, Executive, in consideration for all future services to be rendered, shall be entitled during the Employment Term to participate in all retirement (subject to any eligibility requirements with respect to any tax-qualified retirement plans), deferred compensation, health, dental, disability, life insurance and fringe benefits or programs now or hereafter established by the Company which cover the Company's executives or its employees (the "Executive Benefits").

         c. VACATION. Executive shall be entitled to receive six weeks of paid vacation for each year during the Employment Term and shall be entitled to receive paid holidays as enjoyed by all other employees of the Company.

         d. EXPENSES. The Company agrees to reimburse Executive for all reasonable expenses incurred by him in providing services under this Agreement in accordance with its policies and practices regarding expense reimbursement then in effect.

         e. AUTOMOBILE ALLOWANCE. Executive shall be entitled to receive an automobile allowance in accordance with The Wackenhut Corporation Executive Automobile Policy (the " Executive Automobile Policy") as in effect on the date hereof. Both the Company and Executive shall be responsible for paying the costs related to Executive's automobile in accordance with the terms of the Executive Automobile Policy.

         f. CLUB MEMBERSHIP. The Company will provide Executive with a corporate membership to a country club mutually acceptable to Executive and to the Company, including initiation fees and monthly dues.

4. TERMINATION FOR DEATH. In the event the Executive's employment is terminated due to his death, this Agreement shall automatically terminate as of the date of the death. At such time, the Company shall have the following obligations to the Executive's estate (but no other obligations to the Executive's estate pursuant to this Agreement): (i) the payment of


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         Executive's earned and unpaid base salary and (ii) the payment of the
         Special Termination Payment (as defined in Section 8 below). Such payments shall be made within 30 days after the date of the Executive's death

5. TERMINATION BY THE COMPANY. In the event the Company terminates Executive's employment for any reason other than death, the Company shall pay the Special Termination Payment (as defined in Section 8 below) to the Executive within ten days after said termination. In addition, (i) the Company shall continue to provide the Executive with the Executive Benefits (as described in Section 3.b) at no cost the Executive in no less than the same amounts and on the same terms and conditions that would have applied had he remained employed by the Company for the remainder of the Employment Term, (ii) all awards granted pursuant to The Wackenhut Corporation Employee Long-Term Incentive Stock Plan and any other unvested stock options or other interests the Executive holds in the Company's stock or the stock of a subsidiary of the Company shall become fully vested, all restrictions on restricted stock units shall lapse, and all performance targets with respect to performance units or shares will be deemed to have been met as of the date the Executive's employment is terminated, (iii) the Company shall transfer all of its interest in any automobile used by the Executive pursuant to the Executive Automobile Policy and shall pay the balance of any outstanding loans or leases on such automobile (whether such obligations are those of the Executive or the Company) so that the Executive owns the automobile outright (in the event such automobile is leased, the Company shall pay the residual cost of such lease), (iv) the Company shall pay to the Executive, within ten days after said termination, the present value of all cash payments pursuant to the Amended and Restated Deferred Compensation Agreement entered into between the Company and the Executive (the "Deferred Compensation Agreement") as if the Executive had remained employed with the Company through the Retirement Date defined therein (the "Deferred Compensation Payoff"), and (v) the Company shall pay to the Executive, within 10 days after said termination, an amount equal to the sum of (a) the dollar value of vacation time that would have been credited to the Executive pursuant to the Company's Vacation Policy dated August 1, 1997, Number HR 350 (the "Vacation Policy") if the Executive had remained employed by the Company through the "Anniversary Date" (as defined in the Vacation Policy) immediately following his termination of employment, multiplied by a fraction, the numerator of which is the number of days which elapsed from the Executive's Anniversary Date immediately preceding the date of termination through the date of such termination, and the numerator of which is 365, plus (b) the dollar value of vacation time which the Executive was entitled to have taken immediately prior to the Executive's termination, which was not in fact taken by the Executive; the dollar value of vacation time referred to above shall be equal to the amount which would have been paid to the Executive by the Company during such vacation time had the vacation time in fact been taken by the Executive immediately prior to the Executive's termination.The present value represented by the Deferred Compensation Payoff referred to above shall be calculated (i) using a discount rate equal to the lower of the rate provided for in Code
         Section 280G(d)(4), or six and one-half percent (6.5%), and (ii) without regard to any mortality factors or related probabilities.



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6.       TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. Executive may terminate his employment hereunder without Good Reason (as defined below) at any time during the Employment Term (a "Resignation"). Upon such termination, the Company shall have no obligation to the Executive pursuant to this Agreement other than the payment of Executive's earned and unpaid base salary, and payment of expenses pursuant to Section 17 below incurred by the Executive prior to such termination.

7. TERMINATION BY EXECUTIVE FOR GOOD REASON. If Executive terminates his employment for Good Reason (as defined below), the Company shall pay the Special Termination Payment (as defined in Section 8 below) to the Executive within ten days after said termination. In addition to the Special Termination Payment, upon such a termination, the Company shall pay or provide to the Executive all of the payments and benefits described in Section 5 in the same amounts and manner as provided in
         Section 5.

         a. TERMINATION FOR GOOD REASON. Termination by Executive of his employment for "Good Reason" shall mean a termination by Executive upon:

                           (i) A material reduction is Executive's title or
                  responsibilities as set forth in Section 1;

                           (ii) A material breach or violation by the Company of
                  any provision of this Agreement;

                           (iii) Any reduction in Executive's Base Salary;

                           (iv) The Executive's Disability (as defined below);

                           (v) Any termination by the Executive which occurs
                  more than 18 months after the occurrence of a Change in Control (as defined below);

                           (vi) A diminution in the Executive's eligibility to
                  participate in bonus, stock options, incentive awards and other compensation plans or a diminution in Executive Benefits; or

                           (vii) A change in the location of the Executive's
                  principal place of employment by the Company of more than 50 miles from the location which he was principally employed immediately prior to a Change in Control.

         b. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

                           (i) any "person" as such term is used in Section
                  13(d) and 14(d) of the Securities Exchange Act of 1934, (the "Exchange Act") (other than members of the Controlling Shareholder Group, the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under


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                  the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

                           (ii) the shareholders of the Company approve a merger
                  or consolidation of the Company with any other corporation or entity, OTHER THAN a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                           (iii) the shareholders of the Company approve a plan
                  of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                           (iv) the total combined voting power of the Company
                  (or any successor entity) represented by shares of voting stock owned by members of the Controlling Shareholder Group is reduced to 30 percent or less.

                  Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates a transaction causing a Change in Control. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is a direct or indirect equity participant in the purchasing company or group.

                  The "Controlling Shareholder Group" includes (i) George R. Wackenhut, (ii) the spouse and lineal descendants of George R. Wackenhut, (iii) any trust whose only beneficiaries are persons described in the foregoing clauses (i) and (ii), and (iv) Affiliates of the persons described in the foregoing clauses (i), (ii) and (iii). An "Affiliate" of a person includes only a corporation, limited liability company, partnership, or similar entity where all of the voting securities or ownership interests of said entity are directly owned by such person. A "person" includes any natural person and any corporation, limited liability company, partnership, trust or other entity.

         c. DISABILITY. For purposes of this Agreement, a "Disability" shall occur if (i) Executive becomes incapacitated by bodily injury or disease (including as a result of mental illness) so as to be unable to perform the duties of his position for a period in excess of 180 days in any twelve-month period or
                  (ii) a qualified independent physician determines that Executive is mentally or physically disabled so as to be unable to perform the duties of his position and such condition is expected to be of a permanent duration.

                  The Executive's employment shall be deemed terminated for Good Reason upon delivery to the Company of a written notice by the Executive or his representative notifying the Company of such termination, and specifying why such termination is for Good Reason under this Agreement.


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8.       SPECIAL TERMINATION PAYMENT. For purposes of this Agreement, the
         "Special Termination Payment" shall mean an aggregate amount of money equal to the product of the number of years (including fractional years) remaining in the Employment Term (assuming that this Agreement had not been terminated), multiplied by the sum of the Executive's annual Base Salary as in effect at the time of the termination giving rise to the Special Termination Payment, or if greater, the annual Base Salary in effect for the calendar year prior to the date of termination, plus the greater of (i) the annual Bonus the Executive received during the preceding calendar year or (ii) the largest annual Bonus the Executive would have received if his employment had not been terminated in the calendar year in which his employment was terminated assuming that all targets and incentives are met (regardless of actual results and criteria). In the event that the Company does not pay the Special Termination Payment or the Gross-Up Payment (as defined below) by the due date specified in this Agreement, then the unpaid amount shall bear interest at the rate of 18 percent per annum, compounded monthly, until it is paid. In the event that the Special Termination Payment is made on account of the Executive's employment being terminated (i) by the Executive for Good Reason, pursuant to Section 7 of this Agreement, or (ii) by the Company for any reason other than death, pursuant to Section 5 of this Agreement, then the Company shall continue to provide the Executive with the Executive Benefits (as described in Section 3.b) at no cost to the Executive in no less than the same amounts and on the same terms and conditions that would have applied had he remained employed by of the Company for the remainder of the Employment Term and such continuation should be considered to be an additional Special Termination Payment.

         a. EQUALIZATION PAYMENT. If any of the Special Termination Payment will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction from the Special Termination Payment and the Gross-Up Payment of any Excise Tax imposed upon the Special Termination Payment and any federal, state and local income tax and Excise Tax imposed upon the Gross-Up Payment shall be equal to the original amount of the Special Termination Payment, prior to deduction of any Excise Tax imposed with respect to the Special Termination Payment. The Gross-Up Payment is intended to place the Executive in the same economic position he would have been in if the Excise Tax did not apply. The Gross-Up Payment shall be paid to the Executive in full, at the time the Special Termination Payment is paid pursuant to Section 7 hereof. For purposes of determining the Gross-Up Payment pursuant to this
                  Section 8.a, the Special Termination Payment shall also include any amounts which would be considered "Parachute Payments" (within the meaning of Section 280G(b)(2) of the Code) to the Executive, including, but not limited to, the value of any Executive Benefits to be provided to the Executive.

         b. TAX RATES. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination, net


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                  of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

         c. TAX CALCULATION. Simultaneously with the Company's payment of the Special Termination Payment, the Company shall deliver to the Executive a written statement specifying the total amount of the Special Termination Payment and the Gross-Up Payment, together with all supporting calculations. If the Executive disagrees with the Company's calculation of either of said payments, the Executive shall submit to the Company, no later than 30 days after receipt of the Company's calculations, a written notice advising the Company of the disagreement and setting forth his calculation of said payments. The Executive's failure to submit such notice within such period shall be conclusively deemed to be an agreement by the Executive as to the amount of the Special Termination Payment and the Gross-Up Payment. If the Company agrees with the Executive's calculations, it shall pay any shortfall to the Executive within 20 days after receipt of such a notice from the Executive, together with interest thereon accruing at the rate of 18 percent per annum, compounded monthly, from the original due date of the Special Termination Payment through the actual date of payment of said shortfall. If the Company does not agree with the Executive's calculations, it shall provide the Executive with a written notice within 20 days after the receipt of the Executive's calculations advising the Executive that the disagreement is to be referred to an independent accounting firm for resolution. Such disagreement shall be referred to an independent "Big 5" accounting firm which is not the regular accounting firm of the Company and which is agreed to by the Company and the Executive within 10 days after issuance of the Company's notice of disagreement (if the parties cannot agree on the identity of the accounting firm which is to resolve the dispute, the accounting firm shall be selected by means of a coin toss conducted in Palm Beach County, Florida by counsel to the Executive on the first business day after such 10 day period in such manner as such counsel may specify). The accounting firm shall review all information provided to it by the parties and submit a written report setting forth its calculation of the Special Termination Payment and the Gross-Up Payment within 15 days after submission of the matter to it, and such decision shall be final and binding on all of the parties. The fees and expenses charged by said accounting firm shall be paid by the Company. If the amount of the Special Termination Payment or Gross-Up Payment actually paid by the Company was less than the amount calculated by the accounting firm, the Company shall pay the shortfall to the Executive within 5 days after the accounting firm submits its written report, together with interest thereon accruing at the rate of 18 percent per annum, compounded monthly, from the original due date of the Special Termination Payment through the actual date of payment of said shortfall.

         d. SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service imposes an Excise Tax with respect to the Special Termination Payment that is greater than the Excise Tax calculated hereunder, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole in accordance with the principles set forth above, including any interest and penalties which may be imposed.


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9.       NO MITIGATION AND REEMPLOYMENT. Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement upon his termination of employment (whether by seeking new employment or in any other manner), nor shall any such payment or benefit be reduced by any earnings or benefits that Executive may receive from any other source. Notwithstanding anything else in this Agreement to the contrary, subsequent reemployment of the Executive by the Company or any successor of the Company following a Change in Control will not cause the Executive to forfeit any payment or benefit contemplated by this Agreement upon his termination of employment

10. RELEASE AND INDEMNITY. The Company hereby fully and forever releases, acquits, discharges and holds the Executive harmless from any and all, and all manner of, actions and causes of action, claims, suits, costs, debts, sums of money, claims and demands, presently known or unknown, whatsoever in law or equity or otherwise, which the Company ever had, now has or may now have, or will have in the future, by reason of any matter, cause or thing whatsoever, from the beginning of the world and all times thereafter. The preceding sentence does not apply to any matters, events, actions, claims, damages or losses arising from, in connection with or relating to (i) any intentional illegal conduct of the Executive, or (ii) conduct of the Executive after the Executive ceases to be employed by the Company. The Company at all times shall indemnify, save harmless and reimburse the Executive, from and against any and all demands, claims, liabilities, losses, actions, suits or proceedings, or other expenses, fees, or charges of any character or nature, which the Executive may incur or with which they may be threatened with, arising from, in connection with, relating to or arising as a result of Executive's employment by the Company or any other relationship that the Executive has with the Company as an officer, director, agent shareholder or otherwise, including without limitation settlement costs and attorneys' fees and court costs at trial and appellate levels which the Executive may incur in connection with settling, defending against or resisting any of the foregoing. The Company shall pay to the Executive any amounts due with respect to said indemnity within 5 business days after the Executive issues a written demand therefor to the Company. The provisions of this section are an expansion of any rights that the Executive may have with respect to the subject matter, and no other agreement or arrangement which the Company may have that benefits the Executive with respect to the subject matter hereof shall be superseded or limited in any way as a result of the parties entering into this Agreement.

11. NOTICES. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when received at the address specified herein. In the case of Executive, notices shall be delivered to him at the home address which he has most recently communicated to the Company in writing. In the case of the Company, notices shall be delivered to the Company's corporate headquarters, and all notices shall be directed to the attention of the Company's Secretary, with a copy to the Company's General Counsel.

12. MODIFICATION AND WAIVER. This Agreement shall not be canceled, rescinded or revoked, nor may any provision of this Agreement be modified, waived or discharged unless the cancellation, rescission, revocation, modification, waiver or discharge is agreed to in writing and signed by Executive and by the President or Chairman of the Board of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision


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         of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

13. COMPLETE AGREEMENT. No agreements or representations, oral or otherwise, express or implied, have been made by either party hereto which are not set forth expressly in this Agreement. This Agreement supersedes all previous employment agreements entered into by Executive and the Company. Except as specifically provided in Sections 5, 7 and 9 of this Agreement, this Agreement does not affect any deferred compensation agreements, nonqualified retirement plans or any other agreements (other than employment agreements) entered into by the parties.

14. NO ASSIGNMENT. No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect. This Agreement is binding on all successors of the Company, whether by merger, consolidation, purchase or otherwise, and all references to the Company shall also include references to any such successor.

15. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with and subject to, the laws of the State of Florida applicable to Agreements made and to be performed entirely within such State, as to all matters governed by state law or, if controlling, by applicable federal law.

16. SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

17. LITIGATION; VENUE. Any action at law or in equity under this Agreement shall be brought in the courts of Palm Beach County, Florida, and in no other court (whether or not jurisdiction can be established in another court). Each party hereto waives the right to argue that venue is not appropriate in the courts of Palm Beach County, Florida. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY, THIS WAIVER BEING A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

18. EXPENSES. The Company shall reimburse the Executive for all legal and/or accounting expenses he incurs in connection with the execution, delivery and enforcement of his rights under this Agreement.

19. WITHHOLDING. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


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         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

SIGNED, SEALED AND DELIVERED                EXECUTIVE:
IN THE PRESENCE OF:


/s/ Patricia Delinois                        /s/ RICHARD R. WACKENHUT
---------------------------------           ------------------------------
PRINT NAME OF WITNESS BELOW:                RICHARD R. WACKENHUT

Patricia Delinois                           Date:  3/17/00
---------------------------------                -------------------------


/s/ J.C. Tissot
---------------------------------

PRINT NAME OF WITNESS BELOW:

J.C. Tissot
---------------------------------

                                            THE WACKENHUT CORPORATION

/s/ Paul W. Miller                          By: /s/ Alan B. Berstein
---------------------------------               -----------------------------
PRINT NAME OF WITNESS BELOW:

Paul W. Miller                                Name: Alan B. Berstein
---------------------------------                  --------------------------
                                              Title: Executive Vice President
                                                   --------------------------
                                               Date:    3/17/00
                                                    -------------------------

/s/ Ultan P. McCabe
---------------------------------
PRINT NAME OF WITNESS BELOW:

Ultan P. McCabe
---------------------------------

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